UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

(Rule 14a-101)

Information Required in Proxy Statement
Schedule 14A Information

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934 (Amendment No.    )

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CION ARES DIVERSIFIED CREDIT FUND
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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Subject line:
Important Information concerning CION Ares Diversified Credit Fund

Content:
Dear Valued Partner,

On Wednesday, January 29, 2020, CION Ares Diversified Credit Fund (“CADC”) filed a final proxy statement with the U.S. Securities and Exchange Commission describing a proposal to amend CADC’s advisory agreement in order to make certain technical changes to the calculation of CADC’s incentive fee on net investment income. Shareholders are being asked to vote on these changes.

This email is to inform you of the proposed changes and provide you with information on voting.

What is changing about the incentive fee structure?

The first change being requested would provide for what we believe is more equitable treatment of shareholders, given CADC’s multiple classes of shares. CADC’s incentive fee is currently calculated at the fund level. The proposed change would cause the incentive fee to be calculated at the respective share class level, instead of at the fund level, and if this change is approved by shareholders, the incentive fee calculation will be based on each share class’s net investment income, rather than fund-level net investment income.

The second change being requested is to utilize each respective share class’s net asset value in calculating the incentive fee, rather than CADC’s total “Adjusted Capital,” as that term is defined in the proxy statement. This change will reduce the complexity of the incentive fee calculation, which poses a significant operational burden on the advisor, CION Ares Management.

CADC’s Board, including its independent trustees, recommends that shareholders vote in favor of these changes. It should be noted that CADC has yet to earn any incentive fees.

When is the vote taking place?

Although most shareholders will vote using the proxy card, internet, or telephone voting, the Special Meeting of Shareholders (the “Meeting”) of CADC will be held at the offices of CADC’s counsel, Dechert LLP, located at 1095 Avenue of the Americas, New York, New York 10036, on Thursday, April 23, 2020 at 9:00 a.m. Eastern Time. Please note that if shareholders plan to attend the Meeting in person, photographic identification will be required for admission.

For shareholders not attending the Meeting in person, we urge them to cast their votes as soon as possible using either the proxy card or internet or telephone voting options.

What will shareholders receive?

The actual printing and mailing of the proxy materials begins this week; however, shareholders who have elected for e-delivery will receive the materials earlier in the week. For your information, we’ve provided a link to access the proxy materials.

Will any other action take place?

CADC’s proxy solicitation firm, Broadridge, will begin to make outbound calls to shareholders in the next two to three weeks. Broadridge is the point of contact for receiving, accepting and tallying votes on the proxy. Shareholders should be directed to Broadridge at 1-800-690-6903, or otherwise follow the instructions in the proxy materials for alternative methods to vote.

If you have any questions, please contact your regional CION Investments representative.

Sincerely,

CION Ares Management